Exhibit 10.1

OSI SYSTEMS, INC
NONQUALIFIED DEFINED BENEFIT PLAN

Retirement Benefit Award Agreement

THIS AMENDED AND RESTATED AWARD AGREEMENT (“Award Agreement”) is made effective as of January 1, 2012, (the “Effective Date”) by and between OSI Systems, Inc. (the “Company”), and Deepak Chopra (the “Eligible Employee”).

WHEREAS, the Company has adopted the OSI Systems, Inc. Nonqualified Defined Benefit Plan, effective May 9, 2008, as amended (the “Plan”) and designated the Eligible Employee as a participant in the Plan;

WHEREAS, the Company now desires to accelerate vesting and change the timing of the Eligible Employee’s current Retirement Benefit to delay commencement by five (5) years consistent with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and to add additional benefits payable to the Eligible Employee under the terms of the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

1.           Participant.  The Eligible Employee shall continue as a Participant in the Plan.

2.           Incorporation of Plan.  The Plan, a copy of which has been reviewed by the Eligible Employee and his/her advisors prior to execution of this Award Agreement is made a part hereof as though set forth in full herein. Terms and phrases used herein shall have the same definitions or usage as in the Plan. The parties shall be bound by, and have the benefit of, each and every provision of the Plan.

3.           Retirement Benefit.  The Eligible Employee’s new Normal Retirement Date as such term is used under the terms of the Plan shall be the first day of January following the date the Eligible Employee attains age 68.  The Eligible Employee shall be entitled to a normal Retirement Benefit equal to the previously promised benefit of Six Million Dollars ($6,000,000 — previously 10 installments of $600,000 each) commencing on the January 1st following the fifth (5th) anniversary of the previously scheduled commencement date (the prior commencement date was the month following age 65 and the new commencement date for the prior benefits is January 1st following age 70). The prior benefit shall be payable at a rate of One Million Dollars per year for a period of six (6) years following attainment of ages 70, 71, 72, 73, 74 , and 75, in quarterly installments on the first day of each calendar quarter.

In addition to the previously promised installment benefits, the Eligible Employee shall be fully vested as of the Effective Date of this Agreement in four (4) additional separate individual annual benefits of One Million Dollars per year, payable in the calendar year following age 68, 69, 76 and 77.  For avoidance of doubt, the intent is to increase the total benefits to Ten Million Dollars ($10,000,000) payable over a period of ten (10) years commencing at age 68 in a manner that complies with Code Section 409A.  The benefits shall be payable in quarterly installments of Two Hundred and Fifty Thousand Dollars ($250,000) on the first day of each calendar quarter commencing on the first day of January following the Eligible Employee’s specified birth date.  Thus the first quarterly benefit payment will be January 1, 2019 and the last quarterly payment will be October 1, 2028.

Commencing with the second year of benefit payments (in 2020), each benefit payment shall be adjusted upward for any calendar year in which the California CPI index for the greater Los Angeles area shall exceed two percent (2%) as follows: the benefit payment made in any calendar year commencing after age 69 shall be increased by the amount by which the CPI index for the prior calendar year exceed two percent (2%).  Thus, for example, if the CPI index for 2019 is 3%, commencing January 1, 2020, the amount of each benefit payment shall thereafter be increased by 1% and, if in 2020, the CPI index is 2.5%, then, commencing January 1, 2021, the amount of each benefit payment shall thereafter be increased by an additional .5%.

4.           Vesting.  The Eligible Employee shall be fully vested under all circumstances in both the prior and the new benefits on the Effective Date hereof.

5.           Death Benefit.  Notwithstanding Section 3 above and Section 5.1(b) or any other provisions of the Plan to the contrary, if the Eligible Employee’s death occurs prior to the Normal Retirement Date, the beneficiary shall receive the old and new portions of the normal Retirement Benefit, payable over ten (10) years at One Million Dollars ($1,000,000) per year, commencing within sixty (60) days following the Eligible Employee’s death.  Effective February 15, 2013, the death benefits shall be paid in four quarterly installments on the first day of each calendar quarter of the scheduled payment year.  If, either before or after the Normal Retirement Date, the Eligible Employee is receiving benefits at the time of his death, the unpaid balance of the Employee’s Retirement Benefit shall be paid to the Eligible Employee’s Beneficiary at the same time the benefit payments would have been paid to the Eligible Employee had he lived.

6.           Disability Benefit.  Notwithstanding Section 3 above and Section 5.1(a) and any other provisions of the Plan to the contrary, if the Eligible Employee incurs a Separation from Service prior to the Normal Retirement Date, by reason of the Eligible Employee’s Disability, as such term is defined under Code Section 409A, the Eligible Employee shall be entitled to receive the old and new portions of the normal Retirement Benefit, payable over ten (10) years at One Million Dollars ($1,000,000) per year, commencing within sixty (60) days following the Eligible Employee’s Separation from Service by reason of Disability. Effective February 15, 2013, the disability benefits shall be paid in four quarterly installments on the first day of each calendar quarter of the scheduled payment year.

7.           Change in Control.  Notwithstanding the forgoing, as provided in Section 5.2(c) of the Plan, in the event of the Eligible Employee’s Separation from Service pursuant to or for any reason within twenty-four (24) months following a Change in Control, the Eligible Employee shall receive (a) the net present value of the old portion of the Retirement Benefit (installments in years 3-8) payable in the form of a single lump sum within ninety (90) days following Separation from Service, subject to Section 8 below, and (b) the net present value of the new portion of the Retirement Benefit (installments in years 1, 2, 9 and 10) payable in the form of a single lump sum ninety (90) days following the first anniversary of the Eligible

Employee’s Separation from Service, subject to Section 8 below.  In the event a Change in Control occurs after the Eligible Employee’s Separation from Service during the payout of benefits to the Eligible Employee or his Beneficiary, the present value of all remaining payments shall be paid in the form of a single lump sum within ninety (90) days following the Change in Control.

8.           Code Section 409A Compliance.  Notwithstanding any provision to the contrary in the Plan or this Award Agreement, in the event that the Eligible Employee is a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company (or any successor or other entity treated as the same employer under Code Section 409A) any stock in which is publicly traded on an established securities market, to the extent required under Code Section 409A to avoid excise taxes, the commencement of benefits payable on Separation from Service shall be delayed until the earlier of (i) the day after the end of the sixth (6th) complete calendar month following the Separation from Service, or (ii) the Eligible Employee’s death.

IN WITNESS WHEREOF, the parties hereto have entered into this amended and restated Award Agreement as of the day and year specified in the opening paragraph.

OSI Systems, Inc.

By	/s/ Alan Edrick
Title	Executive Vice President and CFO

/s/ Deepak Chopra
Deepak Chopra